Exhibit 3.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

(Filed with the Secretary of State on May 23, 2019)

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

1.	The name of the corporation is FIRST COMMUNITY CORPORATION.

2.	Date of Incorporation: November 2, 1994.

3.	Agent’s Name and Address: The address of the registered office of the Corporation is located at 5455 SUNSET BLVD., LEXINGTON, South Carolina 29072, and the agent at such address is MICHAEL C. CRAPPS.

4.	On May 22, 2019, the Corporation’s shareholders approved an amendment to the Corporation’s Restated Articles of Incorporation:

Article Three, Section A (otherwise, 3.A) shall be deleted and replaced in its entirety by the following:

3. The Corporation is authorized to issue the following shares of stock, with the relative rights, preferences, and limitations of the shares of each class, and of each series within a class, as follows:

A. The authorized capital stock of the Corporation consists of 20,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval.

5.	The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

N/A.

6.	Complete either a or b, whichever is applicable.

a.       X Amendment(s) adopted by shareholder action. At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

For the approval of an amendment to the Corporation’s Restated Articles of Incorporation to amend and replace Article Three, Section A (otherwise, 3.A) with language noted above:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares Voted For / Against
Common	7,664,967	7,664,967	6,037,513	5,814,186 / 181,878

*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.	__ The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

7.	Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See §33-1-230(b)):

The effective date of these Articles of Amendment shall be upon filing.

DATE: May 22, 2019	FIRST COMMUNITY CORPORATION

	By:	/s/ Joseph G. Sawyer
	Name:	Joseph G. Sawyer
	Title:	Chief Financial Officer